Exhibit 99.1

Chico’s FAS, Inc. Announces CEO Transition Plan

FORT MYERS, Fla., April 24, 2019 – Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced that Bonnie Brooks, former Vice Chair, President and CEO of Hudson’s Bay Company and a current member of the Chico’s FAS Board of Directors, has been appointed Interim CEO of the Company, effective immediately. This appointment follows the resignation of Shelley Broader from her roles as CEO and President, and as member of the Board.

“Bonnie is a successful retail executive and merchant who has led the turnaround of other fashion retailers, and we are pleased to have her step into the CEO role on an interim basis,” said David Walker, Chair of the Board. “Her experience in the industry as well as her time on the Chico’s FAS Board give her a deep understanding of our brands and customers. We are confident that Bonnie will be able to quickly step into the business to benefit the sales, products and merchandising across all of the Company’s brands as the Board continues its search for a permanent CEO with a strong apparel track record.”

Mr. Walker further commented, “On behalf of the Board, I would like to thank Shelley for her many contributions to Chico’s FAS over the past three and a half years. We appreciate the significant operating improvements she initiated and implemented and wish her well in her future endeavors.”

Ms. Brooks said, “One of our company’s key competitive advantages is the loyalty and strength of the core customer. We look forward to tapping into this further, and more aggressively, to enhance the growth and positioning of our Chico’s, White House Black Market, Soma and our newest brand, TellTaleTM. We have dedicated associates across the organization, and I look forward to working with them as Interim CEO.”

Chico’s FAS has engaged Herbert Mines Associates to search for a permanent CEO and President. The Board Search Committee is Chaired by Bill Simon, a member of the Chico’s FAS Board since 2016 and previously President and CEO of Walmart U.S. and Executive Vice President of Walmart Stores, Inc. Janice Fields, a member of the Company’s Board since 2013 and formerly President of McDonald's USA, LLC, and Ms. Brooks also serve on the Committee.

About Bonnie Brooks
Ms. Brooks has been a member of the Chico’s FAS Board since 2016. She has more than 30 years of global retail executive leadership experience. From 2014 to 2016, she served as the Vice Chair of Hudson's Bay Company, a fashion retail group operating through multiple banners, including Hudson's Bay, Home Outfitters, Lord & Taylor, Saks Fifth Avenue, Saks Off Fifth and Kaufhof. Ms. Brooks joined Hudson's Bay in 2008 as Chief Executive Officer and President. From 2012 to 2014, Ms. Brooks served as President of Hudson's Bay Company, responsible for both Hudson's Bay and Lord & Taylor department stores USA. From 1997 to 2008, Ms. Brooks was based in Hong Kong serving as an executive officer, including as President of the Lane Crawford Joyce Group, a women's fashion retailer with over 500 stores in Asia, and as Global Merchandise Manager for Dickson Concepts (International) Limited, a luxury retail group and owner of Harvey Nichols, UK. Prior to that, Ms. Brooks spent over a decade at Holt Renfrew & Company, a Canada-based fashion department store, in roles that included Executive Vice President and General Merchandise Manager.

Ms. Brooks also serves on the Board of Directors of Rogers Communications Inc., a Canadian diversified communications and media company, and she is a trustee of RioCan Real Estate Investment Trust, a North American real estate owner and developer. Ms. Brooks was formerly a director of Abercrombie & Fitch Co.

ABOUT CHICO'S FAS, INC.
The Company, through its brands – Chico's, White House Black Market and Soma is a leading omnichannel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of February 2, 2019, the Company operated 1,418 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at

www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
Julie.Lorigan@chicos.com
(239) 346-4199

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the statements in Mr. Walker’s and Ms. Brooks’ quotes, relate to, among other things, expectations, estimates and projections regarding the Company’s new leadership and initiatives and are identified by use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “outlook,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” “potential” and similar terms. Factors that could cause actual results to differ include, but are not limited to: the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the effectiveness of our brand awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s retail fleet optimization plan, Chico’s brand improvement plan and expanded review of the Company’s operations); and the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate. Other risk factors for the Chico’s FAS, Inc.’s business are detailed from time to time in the Chico’s FAS, Inc.’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward‑looking statements contained herein.